Exhibit 99.1

Kevin Kessel
Vice President, Investor Relations
+1.408.576.7985
kevin.kessel@flextronics.com

Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com

FLEXTRONICS EXECUTES MANDATORY CALL OPTION ON ITS 6 1/2%
SENIOR SUBORDINATED NOTES DUE 2013

Singapore, February 16, 2010 –Flextronics (NASDAQ: FLEX) announced today that it has called for redemption all of its outstanding 6 1/2 % Senior Subordinated Notes due 2013.  As of February 16, 2010, there are $299.8 million outstanding in aggregate principal amount of the 6 1/2 % Notes.  In accordance with the terms of the indenture governing the Notes, the Notes will be redeemed on March 19, 2010 (the “Redemption Date”) at a price of 102.167% of the principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date.

Paul Read, CFO of Flextronics said, “We are pleased to be in a position to call the highest interest rate debt on our balance sheet using a portion of our excess cash balance. This action should result in approximately $19 million in annual net interest expense savings.” The company intends to fund the redemption with available cash.

The CUSIP number for the 2013 Notes is 33938EAJ6 and US Bank is the Trustee.

About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.